Exhibit (n)(3)

POWER OF ATTORNEY

The undersigned officers and/or directors of Pathway Energy Infrastructure Fund, Inc., a corporation formed under the laws of the State of Maryland (the “Company”), do hereby constitute and appoint M. Grier Eliasek his true and lawful attorney and agent, with full power and authority to execute, in the name and on behalf of the undersigned as such officers and/or directors, a Registration Statement on Form N-2 of the Company, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Company pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “1933 Act”), and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Company or the registration or offering of the Company’s common stock, granting to such attorney and agent, full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent, may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 22nd day of February, 2013.

/s/ M. Grier Eliasek	/s/ Robert S. Aisner
M. Grier Eliasek	Robert S. Aisner
Chairman of the Board of Directors,	Director
CEO and President

/s/ Andrew C. Cooper	/s/ William J. Gremp
Andrew C. Cooper	William J. Gremp
Director	Director

/s/ Eugene S. Stark	/s/ Frank V. Saracino
Eugene S. Stark	Frank V. Saracino
Director	CFO, COO, Treasurer and Secretary